Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

April 12, 2021

Bob Chamness – Chief Legal Officer

Welcome to our conference call. Riley McCormack, our new CEO, and Charles Beck, our CFO, are with me. On the call today, Charles will provide some preliminary financial highlights for Q1 and Riley will discuss the retirement of Bruce Davis and his appointment to CEO.

Safe Harbor Statement

Before we begin, let me remind everyone that today’s discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially. Charles will now provide a brief financial update.

Preliminary Financial Results

Thank you Bob. Although we are still in the process of closing our books and analyzing results for the quarter, we do want to share some preliminary financial highlights for the first quarter. We expect Retail bookings to be $2.1 million for the first quarter of 2021, which would represent an increase in bookings of 14% on a year over year basis and 58% on a sequential basis. It would also represent our best Retail bookings quarter ever. As a reminder, Retail Bookings for the full Fiscal Year 2020 were $5.4 million. We also expect total revenue for the first quarter will meet or exceed the highest published Wall Street analyst estimate of $6.25 million.

We remind you these Q1 results are preliminary as we are still in the process of completing the quarter financial review. Until that work is complete, the fluidity of the situation limits our ability to say anything more at this time. I would please ask that you refrain asking questions during the Q&A session about financial results or business progress. We will provide our customary quarterly update on our earnings call scheduled for April 28th.

I will now turn the call over to Riley.

Leadership Change

Thanks Charles. As I assume most of you have seen by now, Bruce Davis has retired as CEO of Digimarc, effective earlier today. Bruce has led this company through incredible maturation and many successful iterations over the years, and I want to publicly recognize that where we are today and where we will be tomorrow is based in a very big way on his vision, on his hard work and on his leadership. I have no doubt this company is going to change the world, and a large, large part of that credit will always rest with Bruce Davis. I speak on behalf of the company and the Board when I thank him for all he has done, and wish him nothing but the best in his future endeavors. I know he will continue to be a resource and advocate for the company, and I know I have big shoes to fill. I will have more to say on how I plan to do that in a minute.

But first, I want to address our three most important stakeholders individually.

First of all, to all the employees of Digimarc: I know we just spent an hour together on the all hands Team, but as I mentioned during that meeting there’s something I held back because I wanted to use this forum to say something very private to all of you in a very public way, so that a much larger audience can hear me say it. We are not an asset-light company, we are an asset-rich company, and our assets are all of you. I have only one thing I would change in the letter I sent to all of you almost six months ago. It was that I did not write the whole thing in caps, using giant, bolded, and underlined font. Everything I wrote at that time I still believe, I just had no idea of the degree to which it was surprisingly understated. And the areas that would get the biggest increases in font size, bolding and underlining would be the parts I wrote about you. What I have learned about the business, the opportunity, the technology…that has all been a non-stop journey of absolute excitement for me, candidly mixed with a crazy impatience for the world to get a more complete view into what you all are doing. But by far the area that has made the greatest impression on me and has made me the most excited about this company’s future is all of you. I am honored and excited to roll up my sleeves and throw in alongside you. And as a quick aside, as a group, you all are a top five shareholder in this company. I hope you all listen closely to what I am saying to your fellow owners throughout the remainder of this call and hold me as accountable as I know they will, because those messages are directed to you, as a top ownership group in our company, as well.

Second, to our partners and customers: This is a change of CEO, not a change of strategy, diligence, focus or importantly, a change in our single true north: wanting to do right by you. The faces you see on your Team meeting tomorrow will be the same faces you saw yesterday. The platform you are using and the work with which you are entrusting us will be held to the same exacting standard of excellence to which they have always been held, because the people supporting you tomorrow will be the exact same people that were supporting you today. Importantly, besides consistency of interaction and support, I also want to stress we are not entering into a period of stasis or paralysis, we are as open for business and as excited to do everything we can to delight you going forward as we have been up until now. This transition will be seamless. Despite my promising that, I understand you still might have questions. And if you do, any of us, myself especially, are always available, by video conference or, if you’d prefer, by plane. I again want to use this opportunity to say something so that a much broader audience can hear it and hold me accountable for it. The success of this transition will be judged almost entirely by how you, our customers and our partners, perceive it. I look forward to that feedback, as I do any and all other feedback you are kind enough to share with us at any time.

And finally, to the owners of our company. You are so very right, in my opinion, to have the faith and confidence that you do in this investment. Obviously, as the largest shareholder of the company, I share your excitement. As I know so many of you already, I feel this is less of an introduction and more a chance for me to say how much I have appreciated your thoughts and collaboration over the years and that nothing has changed in my eagerness to continue the dialogue. But I don’t yet know all of you, and I can’t wait for that to change. And above all else, I look forward to our proving all of you very right in your decision to risk your capital in support of what we are doing.

Coming back to the shoes I have to fill, I am sure at least some of you are wondering where the “interim” is ahead of the title. It is not there because the Board believes, and I 100% agree, it is redundant. Every single CEO is an interim CEO, holding the position until it is time for someone else to take the title. However, by adding this redundancy, what is often really signaled is a pause. And so I want to be very clear.

There is no pause to the abundant activity or decision making at Digimarc. We are on the cusp of realizing the rewards willed into existence by the dedication, inspiration and perspiration of our incredible team, and there is just too much momentum right now to risk sending the signal to any of our stakeholders that we are taking an indefinite time out.

Whenever the day comes for me to pass along the CEO title, I can promise you two things. We will have found someone absolutely amazing, and he or she will have the support and lead-in time necessary to hit the ground sprinting, so that that transition will be as seamless as this one will be.

Solving for a person’s motivation normally provides almost perfect information with which to predict their actions and biases. I am this company’s largest shareholder and its self-proclaimed loudest cheerleader. I thus believe attempting to determine my motivation is a pretty simple exercise. All I care about is this company’s unbridled and complete success. That should inform how I view many, many aspects of this business, chief among them: “Who has the title of CEO?”

I also think it makes sense to spend a bit of time talking about what I believe a CEO’s role is, as that too is germane to this conversation.

But before I get to that, it is necessary to share some background thoughts.

I know there has been a lot of focus and excitement externally about the new Board. And I understand and share that excitement, all stakeholders should take great pride in Digimarc’s Board, as well as great comfort.

A Board has two paramount responsibilities. The first is to provide the long term vision and guidance necessary to realize the company’s mission, and the second is to act as stakeholder representatives in providing CEO oversight, strongly representing the view of yes, shareholders, but also customers, employees, partners and all other groups that have a vested interest in that company. They are in charge of making sure management, specifically the CEO, is doing right on a daily basis. Rest assured you are correct in being excited by your representatives on the Board, because they have the vision, the experience, the dedication, the qualifications and importantly the mandate and the fortitude to do right by the company, and thus by all of you. And moreover, we’re not yet done with our augmentation to this group.

But what gets less attention, which I believe is a GIANT mistake, is the leadership team inside the company, something I plan on rectifying by getting the team in front of you soon and often because I want you all to see for yourselves why I am so excited by the talent here. And this is important because of what I believe the three paramount responsibilities of any CEO are.

Number one, source and retain the best people possible for each and every role.

Number two, let those people do their jobs. The CEO should simply be a resource to be used as needed: a battering ram to knock down walls, a backboard off of which the team bounces ideas in their unending quest to ultimately come to the best conclusion, and occasionally, a sticky note reminding everyone of the company’s mission and true north. A CEO should do everything possible to support the team in doing their jobs, because if the CEO has done his or her job and hired the best people, those people WILL BE BETTER AT THEIR JOBS THAN THE CEO IS AT THEIR JOBS. It’s not a decision between lead, follow, or get out of the way. 99 out of 100 times, the best way to lead is by getting out of the way and taking any impediments along with you.

And then finally, CEO job responsibility number three: take ownership of any failures. This isn’t gallantry but reality. An open-ended growth company like Digimarc is not moving fast enough or taking enough risks if it doesn’t occasionally fail, but with the caveat those failures have to be fast. Making mistakes isn’t scary, in fact mistakes can be opportunities for profound organizational growth.    The reality is, almost every victory stands on the shoulders of some prior defeat.

What is scary, however, is not quickly identifying when a mistake has been made, and then quickly getting back on course. And for those setbacks to be quickly fixed, someone has to take ultimate ownership of them. There has to be a single neck to choke to drive course correction, and in a highly functioning organization, that neck is always and invariably the CEO’s.

So if you are wondering what exactly it is I see my role to be…it’s going to be making sure we have the best possible people on the team. It’s going to be then getting out of their way and letting them do their jobs while acting as a resource to make their jobs easier and their results better. And then finally, I’m going to be the neck to choke if there are any issues that are not quickly turned into learning opportunities, being safely dissected in the coroner’s office.

I want to stop here on discussing the transition, because I also want to use this call to give you my candid assessment of where the business stands today. Hopefully I addressed the biggest questions on your mind regarding today’s announcement, but we will also be having a bit of a different Q&A at the end of these prepared remarks, so we can dive back into this subject then if anyone wants.

And I want to start off the sharing of my assessment of where the business stands by stating how I view assessments of a business, with the owners of that business, should always be shared, a view informed by 23 years of sitting on your side of this conference call. I told someone I was speaking with recently that the reason Wall St is so skeptical is because they’re constantly lied to. If you work on Wall Street and aren’t skeptical, you’re probably out of a job.

I also know first-hand that what investors want is consistency of message when possible, and transparency and honesty at all times. While so obvious to allocators of capital, what I think a lot of management teams fail to realize is that besides just being the right thing to deliver to the owners of the business, those that fully internalize this gain a very real benefit besides just doing right: they attract the right type of investors.

But while the above is important, it is also just table stakes. Ultimately, it is results that matter. Ultimately, it is results that determine the worth of a management team for sure, and also eventually a company. It is the final and only metric by which a team and a company is rated.

I remember so clearly when Jeff Bezos and Amazon and Reed Hastings and Netflix were considered to have really, really long odds of success by really, really smart investors. Those views didn’t change because Jeff and Reed got better at IR or PR. They changed because Amazon and Netflix revolutionized their massive industries, and along the way delivered years and years of jaw-dropping results. There are plenty of ways to lose investors’ trust and goodwill, but only one way to earn them.

Results are all that matter.

If you are on this call as an investor, you are listening in to decide if Digimarc and its team deserves your faith. That is your job, and it is never-ending. To that end, let me share with you my thoughts on the matter, in case they are of interest to you as you are stress-testing yours.

I had wildly high expectations for the opportunity facing Digimarc before I made my investment, and for those of you who don’t know my history with this company, those expectations were almost entirely based on the heavy, independent due diligence I have done since early 2014, talking with partners, customers and other ecosystem members. Those investors with whom I have spoken over the years will know that I was not just a connector and hub on the investor side, but also in the ecosystem, as I got entrenched in that web early and thus my network grew as the overall ecosystem grew.

Then, when I became an insider and was able to peel back a layer of opacity and see with my own eyes the beehive of current activity, that excitement grew in a way that is hard to adequately, or convincingly, convey.

The third step in my journey occurred as I got closer and closer to the team. Since joining the Board, I have dedicated myself full-time to this opportunity, committing myself without reservation to exploring every corner of the castle. This has given me a first-row seat to the evolution of the organization and the talent that is driving it. This evolution has accelerated very recently as we move to a product-driven GTM strategy, fueled by decisions driven by data versus gut or guesses, yet still being made at the speed necessary for a small, nimble growth tech company sitting at the foothills of open-ended growth. This evolution is something I’ll talk more about on our Q1 call. And this third step in my journey is without a doubt the step that has increased my confidence the most regarding our ability to truly deliver and squeeze every last drop of opportunity out of this potential.

And it wasn’t just what I learned about the odds of success that has made me excited, but also what I realized about the business model itself. There are certain characteristics that franchise companies have that set them apart from just super-interesting-but-never-going-to-be-transcendent product companies, characteristics that not only make the business bigger when it grows, but also make it better. And Digimarc checks so many of those boxes.

Recurring revenue. The presence of a network effect, or in Digimarc’s case, three network effects (Instance, Platform and Industry). The presence of wide and multi-layered moats augmenting any network effects. The eventuality of a massively fragmented customer base, taking customer concentration risk to nil. Extremely high contribution margins. Organically-driven sales. Emerging ecosystem-driven TAMs.    Large existing TAMs. And unexploited monetization levers on the existing business, which allow customers to realize more value, the company to recognize more revenue, and the relationship to grow more sticky.

I want to say the following very clearly, because I want to be on record for having said it. I believe without reservation this is a generational opportunity and I believe it has the human and technological capital in place to deliver on the massive opportunity. Period, full stop.

And beginning with the Q1 call, I know the obligation is on me to help you, my fellow owners of this business, understand why exactly it is I feel this way. This knowledge sharing starts with consistency of message. It continues with honesty and transparency. And even when we reach the point of geometrically compounding bookings, which is the result we are all impatiently waiting to see, my job is to continue this messaging so you are as educated as you can be, good and bad, on the business that you own.

Here’s the thing. As I said above, as I’ve had the opportunity to dive deeper and deeper into this business, I’ve become more and more convinced this company will change the world, in many different ways. Make no mistake about it, I covenant to all of you we’ll be honest and transparent, good, bad and ugly, because it’s the right thing to do and the only fair way to treat the owners of our company.

But the fact that transparency isn’t always just a disinfectant but, as it has been for me at least, can also be a sweetener makes me even more eager to begin that journey with all of you.

And to preview a bit the communication I promise to begin delivering with the Q1 earnings call, my conviction in this company’s wild success is so high because it is multi-layered.

First, we have multiple, very real, very large opportunities being pulled by the ecosystem vs pushed by us, all of which individually are very high conviction.

Moving up a layer, the very fact there are multiple opportunities and they are completely independent of each other means all of these opportunities would need to independently fail before there’s even a risk that’s our fate, too.

And then finally, moving up another layer, similar opportunities are continuing to be presented and I can’t see any reason why that changes, as the 7.6 billion people in world who have not yet thought about what Digimarc can do to make their company or their industry more efficient hear about us for the first time and truly understand the platform nature of our offering.

One of the phrases investors love to use is “multiple shots on goal.” Normally, however, they’re not even discussing the right sport. That phrase is often used to describe a company with a finite set of really, really long-odds opportunities, often times interrelated, so it’s more akin to a single Hail Mary with all eligible receivers being clustered in hopes one comes down with the ball.

We instead actually have a series of uncorrelated shots, each with extremely high odds of conversion when examined in isolation. The fact there’s almost no intersection to the union increases our odds that much more. And on top of all that, we have wonderful allies that keep rolling new balls onto the field.

And while my expectation is we bury each of them firmly in the back of the net, the reality is, any single one of them, by themselves, is enough to make our fans extremely happy. But make no mistake about it, the team’s focus is on drilling every shot and becoming a multi-decade dynasty.

Q&A

That’s it for our prepared remarks. Now, we will open the call to hear your thoughts and try our best to answer your questions. Because I realize there might be a lot on your minds, we have not set a hard stop and we will be opening up the queue to anyone interested in saying their piece or asking their question. I do ask that in return for our showing you the respect you deserve by believing that everyone should have the right to speak up on these calls you mirror that respect by being thoughtful in your thoughts, questions or criticisms. This is not to say take it easy on us. There is no question, criticism or thought, shared professionally, that we don’t want to hear, now or in the future, in public or in private. I just ask you do indeed keep it professional, so we can continue to allow for future conference calls to end with the same style Q&A. And lastly, please let us know to whom you’re addressing your question, so we know which one of us you’d like to answer it.